Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS

•	Healthcare growth of 4% driven primarily by continued strength in new products

•	Additional cost reduction efforts expected to generate $20 million in annualized savings

Mentor, Ohio (January 27, 2009) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2009 third quarter ended December 31, 2008. Fiscal 2009 third quarter revenues increased 2% to $319.5 million compared with $314.0 million in the third quarter of fiscal 2008, driven by 4% growth in the Healthcare business segment. Fiscal 2009 third quarter net income was $28.6 million, or $0.48 per diluted share, compared with net income of $21.8 million, or $0.34 per diluted share, in the third quarter of fiscal 2008.

During the third quarter the Company continued its cost reduction efforts, taking actions primarily related to its international operations which are anticipated to generate annualized savings of approximately $20 million. The Company anticipates that these savings will be realized over the next several years, with approximately $4 million benefiting fiscal 2009, approximately $10 million benefiting fiscal 2010 and the remainder in fiscal 2011 and beyond.

As a result, the Company incurred a net pre-tax charge of $12.3 million in the third quarter. On the consolidated statements of income, $2.8 million of this charge was recorded as restructuring expense and $9.5 million was recorded in cost of goods sold. In addition, during the quarter the Company made changes to certain benefit policies which resulted in an additional $7.9 million in pre-tax income. Included in income from operations for the third quarter of fiscal 2008 is a pre-tax charge of $1.3 million primarily related to the transfer of manufacturing operations from Erie, Pennsylvania to Monterrey, Mexico.

STERIS Corporation

News Announcement

Excluding both the restructuring charge and the adjustment for benefit changes, net of tax, fiscal 2009 third quarter net income was $31.3 million, or $0.53 per diluted share. For the third quarter of fiscal 2008, excluding the Erie/Mexico transfer, net income was $22.6 million, or $0.35 per diluted share. The following table outlines the impact of these items, which impact the comparability of net income for the third quarter of fiscal 2009 relative to the same period in the prior year.

(in thousands, except per share data)	Three Months Ended December 31,
	2008		2007
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income as Reported	$28,575	$0.48	$21,776	$0.34

Erie/Mexico Transfer, Net of Tax	$—	$—	$789	$0.01
Restructuring, Net of Tax	$7,715	$0.13	$—	$—
Change in Benefit Policy, Net of Tax	$(4,948)	$(0.08)	$—	$—

	$31,342	$0.53	$22,565	$0.35

“Like many in our industry, we saw the impact of the broader economic issues affecting our top-line performance in the third quarter. In particular, within our Healthcare segment, sales for our infection control related capital equipment saw a slowdown. However, our surgical products showed strong growth in the quarter, driven by new products,” said Walt Rosebrough, president and chief executive officer of STERIS Corporation. “Substantial growth in profitability was driven by the fine work of our people to improve our efficiencies in conjunction with acceptance of our new products by our Customers. We now believe that fiscal 2009 revenue growth will be approximately 4%, while earnings will be toward the high end of our range of $1.65—$1.80.”

Quarterly Segment Results

Healthcare revenues in the quarter increased 4% to $230.2 million compared with the third quarter of fiscal 2008. Contributing to that growth, sales of capital equipment increased 6%, driven in part by increased demand for the Company’s new product offerings. Service also reported solid growth in the quarter of 5%, while consumables were up slightly compared to the prior year. Order backlog levels at quarter end increased 25% to a record $133.9 million. Operating income was $32.4 million, an increase of 10% compared with the prior year period, driven by increased volumes and improved operating expense leverage. Excluding the restructuring charge and the adjustment for benefit changes, Healthcare operating income was $36.5 million.

STERIS Corporation

News Announcement

Life Sciences third quarter revenues were $52.8 million, a decrease of 6% compared with the third quarter of fiscal 2008. Solid growth in consumables and service was more than offset by a 21% decline in capital equipment revenues, which was driven by a continued slowdown in spending from pharmaceutical customers. Order backlog declined 14% to $50.2 million compared with the prior year period. Life Sciences operating income was $7.2 million in the quarter compared with $2.3 million in the third quarter of fiscal 2008. Operating income benefited from increased gross margins and improved operating expense leverage. Excluding the restructuring charge and the adjustment for benefit changes, Life Sciences operating income was $8.3 million.

Fiscal 2009 third quarter revenues for Isomedix Services were $34.6 million, a slight increase compared with the same period last year. Revenue growth was affected by the sale of a Chicago-area facility in the second quarter of fiscal 2009. Operating income was $8.5 million compared with $7.0 million in the prior year quarter. Excluding the adjustment for benefit changes, Isomedix operating income for the third quarter of fiscal 2009 was $7.7 million.

Cash Flow

Net cash provided by operations in the first nine months of fiscal 2009 was $108.3 million, compared with net cash provided by operations of $94.9 million in the first nine months of fiscal 2008. The increase in cash from operations was primarily driven by the increase in earnings. Free cash flow (see note 1) for the first nine months of fiscal 2009 was $89.6 million, compared with free cash flow of $60.5 million in the first nine months of fiscal 2008. Free cash flow for the fiscal 2009 period was impacted by the increase in earnings, lower capital spending and the sale of an Isomedix facility during the second quarter, which added $9.5 million to free cash flow.

During the third quarter, the Company repurchased 1,000,277 shares of its common stock at an average price of $30.25 per common share for a total amount of $30.3 million. During the first nine months of fiscal 2009, the Company repurchased 2,421,177 shares of its common stock at an average price of $30.74 for a total amount of $74.4 million. Approximately $204 million remains under the current share repurchase authorization.

STERIS Corporation

News Announcement

Outlook

Based upon fiscal year-to-date performance and current anticipated trends for the remainder of the year, the Company anticipates revenue growth of approximately 4% for fiscal 2009, and earnings per diluted share, as reported, toward the high end of the range of $1.65 – $1.80. This outlook reflects certain assumptions and is subject to numerous uncertainties, some of which are listed below:

•	Revenue growth for the full year is expected to be in the mid single digits in Healthcare, the low single digits for Isomedix, and a slight decline in Life Sciences.

•	The Company has assumed the forward exchange rates for the U.S. dollar and key international currencies as of mid-December 2008.

•	The Company is assuming a modest increase in material costs.

•	Operating margin, as reported, is anticipated to be approximately 12.5% for the full year.

•	The anticipated effective tax rate is approximately 34% for the full year.

For the full fiscal year, free cash flow (see note 1) is now anticipated to be approximately $110 million, and capital expenditures are anticipated to be approximately $40 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on January 27, 2009 until 5:00 p.m. Eastern time on February 9, 2009, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

STERIS Corporation is a leading provider of infection prevention and surgical products and services, focused primarily on the critical markets of healthcare, pharmaceutical and research. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services that enhance Customer productivity and quality, and help make the world a safer place. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Manager, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,”“confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, cost reductions, business strategies, level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation the previously disclosed FDA warning letter, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and the conference call referenced here, may adversely impact Company performance, results, or value, (g) the effect of the credit crisis on our ability,

STERIS Corporation

News Announcement

as well as the ability of our customers and suppliers, to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on May 30, 2008, under Item 1A, “Risk Factors.”

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$319,467	$313,974	$954,159	$889,920
Cost of revenues	195,400	187,372	567,228	527,510

Gross profit	124,067	126,602	386,931	362,410
Operating expenses:
Selling, general, and administrative	67,272	82,015	231,910	249,929
Research and development	8,122	10,173	24,469	27,963
Restructuring expense	2,855	952	2,726	3,041

Total operating expenses	78,249	93,140	259,105	280,933

Income from operations	45,818	33,462	127,826	81,477
Non-operating expense, net	2,848	935	6,211	2,572
Income tax expense	14,395	10,751	38,746	27,908

Net income	$28,575	$21,776	$82,869	$50,997

Earnings per common share (EPS) data:
Basic	$0.49	$0.35	$1.41	$0.80

Diluted	$0.48	$0.34	$1.39	$0.79

Cash dividends declared per common share outstanding	$0.08	$0.06	$0.22	$0.17

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	58,660	62,995	58,889	64,073
Diluted number of common shares outstanding	59,347	63,836	59,790	64,931

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	December 31, 2008	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,050	$51,868
Accounts receivable, net	215,883	249,814
Inventories, net	148,116	147,210
Other current assets	44,077	64,484

Total Current Assets	514,126	513,376

Property, plant, and equipment, net	361,263	384,642
Goodwill and intangible assets, net	311,792	337,980
Other assets	7,730	3,294

Total Assets	$1,194,911	$1,239,292

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$59,003	$75,532
Other current liabilities	124,111	154,827

Total Current Liabilities	183,114	230,359

Long-term debt	210,000	179,280
Other liabilities	86,942	123,501
Shareholders’ equity	714,855	706,152

Total Liabilities and Shareholders’ Equity	$1,194,911	$1,239,292

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$82,869	$50,997
Non-cash items	50,606	36,900
Working capital adjustments	(25,151)	7,048

Net cash provided by operating activities	108,324	94,945

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(29,704)	(39,142)
Proceeds from sale of property, plant, equipment and intangibles	10,981	4,740
Equity investment in joint venture	(4,150)	—

Net cash used in investing activities	(22,873)	(34,402)

Financing Activities:
Proceeds from the issuance of long-term obligations	150,000	—
(Payments) proceeds under credit facilities, net	(79,180)	31,925
Payments on long-term obligations	(40,500)	(500)
Deferred financing fees and debt issuance costs	(476)	(443)
Repurchases of common shares	(80,466)	(94,758)
Cash dividends paid to common shareholders	(12,981)	(10,910)
Stock options and other equity transactions, net	42,020	14,131

Net cash provided by (used in) financing activities	(21,583)	(60,555)
Effect of exchange rate changes on cash and cash equivalents	(9,686)	3,104

Increase in cash and cash equivalents	54,182	3,092
Cash and cash equivalents at beginning of period	51,868	52,296

Cash and cash equivalents at end of period	$106,050	$55,388

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$230,177	$220,451	$682,078	$622,826
Life Sciences	52,787	56,305	157,977	155,330
STERIS Isomedix Services	34,642	34,555	108,476	104,820

Total Reportable Segments	317,606	311,311	948,531	882,976
Corporate and Other	1,861	2,663	5,628	6,944

Total Segment Revenues	$319,467	$313,974	$954,159	$889,920

Segment Operating Income (Loss):
Healthcare	$32,406	$29,343	$94,334	$68,873
Life Sciences	7,151	2,337	14,426	5,975
STERIS Isomedix Services	8,453	7,025	26,851	21,827

Total Reportable Segments	48,010	38,705	135,611	96,675
Corporate and Other	(2,192)	(5,243)	(7,785)	(15,198)

Total Segment Operating Income	$45,818	$33,462	$127,826	$81,477

STERIS Corporation

Non-GAAP Disclosures (Unaudited)

(In thousands, except per share data)

The following tables present financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commissions rules. The Company has referred to results of operations excluding restructuring charges and a change in a benefit policy in order to provide meaningful comparative analysis between the periods presented.

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$108,324	$94,945
Purchases of property, plant, equipment, and intangibles, net	(29,704)	(39,142)
Proceeds from the sale of property, plant, equipment, and intangibles	10,981	4,740

Free Cash Flow from Continuing Operations	$89,601	$60,543

The following tables reconcile reported net income to net income excluding restructuring charges and a change in a benefit policy:

	Three Months Ended December 31,
	2008		2007
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income	$28,575	$0.48	$21,776	$0.34
Erie/Mexico Transfer, Net of Tax	$—	$—	$789	$0.01
Restructuring, Net of Tax	$7,715	$0.13	$—	$—
Change in Benefit Policy, Net of Tax	$(4,948)	$(0.08)	$—	$—

	$31,342	$0.53	$22,565	$0.35

	Three Months Ended December 31,
	2008				2007
	As Reported	Restructuring Charges	Change in Benefit Policy	Total	As Reported	Erie/Mexico Transfer	Total
Segment Operating Income (Loss) Excluding Restructuring Charges and an Adjustment for Benefit Changes:
Healthcare	$32,406	$9,958	$(5,850)	$36,514	$29,343	$1,285	$30,628
Life Sciences	$7,151	$2,385	$(1,227)	$8,309	$2,337	$—	$2,337
STERIS Isomedix Services	$8,453	$—	$(768)	$7,685	$7,025	$—	$7,025

Total Reportable Segments	$48,010	$12,343	$(7,845)	$52,508	$38,705	$1,285	$39,990
Corporate and Other	$(2,192)	$—	$(71)	$(2,263)	$(5,243)		$(5,243)

Total Segment Operating Income	$45,818	$12,343	$(7,916)	$50,245	$33,462	$1,285	$34,747